UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this current report on Form 8-K that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, either individually or collectively, unless otherwise indicated, referred to as “Resolute Forest Products,” “we,” “our,” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our future pension funding obligations. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “would,” “could,” “will,” “may,” “expect,” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute Forest Products’ shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future pension funding obligations and our other forward-looking statements to differ materially from those expressed or implied in this current report on Form 8-K include, but are not limited to, the impact of: currency fluctuations; fluctuations in the rate of return on plan assets; fluctuations in the discount rate; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission, or the “SEC”, on February 29, 2016.

All forward-looking statements in this current report on Form 8-K are expressly qualified by the cautionary statements contained or referred to in this report and in our other filings with the SEC and the Canadian securities regulatory authorities. We disclaim any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

All amounts in this current report on Form 8-K are expressed in U.S. dollars, unless otherwise indicated.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As a result of the company’s exit from the Quebec funding relief regulation as described in Item 8.01 of this current report on Form 8-K, the Agreement Concerning the Pulp and Paper Operations of Abitibibow Canada in Quebec dated September 13, 2010 between Resolute FP Canada Inc. (“RFP Canada”) and the Minister of Economic Development, Innovation and Export Trade, as amended from time to time, including most recently on December 18, 2015 (the “Quebec undertaking”), will expire in accordance with its terms on December 31, 2016. The expiration of the Quebec undertaking is described in greater detail under the heading “Expiration of undertakings” in Item 8.01 of this report, which description is incorporated in this Item 1.02 by reference.

ITEM 8.01	OTHER EVENTS

Ontario and Quebec pension funding relief regulations

On December 16, 2016, the province of Ontario amended a special regulation (the “Ontario funding relief regulation”) that, together with a similar special regulation in force in the province of Quebec (the “Quebec funding relief regulation”), provides for aggregate funding of solvency deficits in respect of the company’s material Canadian pension plans (the “affected plans”) through December 31, 2020. Under the Ontario and Quebec funding relief regulations, the company makes an aggregate annual basic contribution of Cdn $80 million to the Ontario and Quebec affected plans, plus a supplemental contribution if the plans’ aggregate solvency ratio is more than 2% below the target specified in the regulations for the preceding year, subject to certain conditions.

The purpose of the amendment to the Ontario funding relief regulation is to provide that if the company exits the Quebec funding relief regulation on or before December 31, 2016, then from July 2017 through December 2020, the company will make an annual basic contribution of Cdn $9 million directly to the Ontario affected plans instead of making the Cdn $80 million annual basic contributions to the Ontario and Quebec plans. As was the case prior to the amendment, the company will also be required to make a supplemental contribution, payable over a three-year period, if the Ontario affected plans’ aggregate solvency ratio is more than 2% below the target specified in the Ontario funding relief regulation for the preceding year, subject to certain conditions. In addition, as a result of undertakings to the provinces described below under “Expiration of undertakings”, the additional deficit reduction contributions to the affected plans for past capacity reductions are Cdn $13 million in 2016, and we will be required to make our final remaining contributions for past capacity reductions of approximately Cdn $31 million, Cdn $21 million, Cdn $5 million, and Cdn $2 million in 2017, 2018, 2019, and 2020, respectively. Following the expiration of the Ontario funding relief regulation on December 31, 2020, any then remaining solvency deficit would be payable under the Ontario Pension Benefits Act, as currently in effect, over a five year period in equal monthly instalments beginning on December 31, 2021.

The company is permitted to exit the Ontario funding relief regulation earlier than December 31, 2020, by providing a notice to that effect to the province of Ontario on December 31 of any year. If the company elects to exit the Ontario funding relief regulation, its pension plans in Ontario would become subject to the pension plan funding regime generally applicable at that time to pension plans in that province.

Following the amendment to the Ontario funding relief regulation, on December 19, 2016, the company provided notice to the Quebec pension plan regulatory authorities that the company will voluntarily exit the Quebec funding relief regulation with effect as of December 31, 2016. As a result, beginning on January 1, 2017, the company’s pension plans in Quebec will be subject to Quebec’s Supplemental Pension Plans Act, as amended (“SPPA”), which is the pension plan funding regime generally applicable to pension plans in that province. The SPPA provides for funding pension fund deficits on a going concern basis, rather than on a solvency basis, which is expected to lessen the impact of short-term market fluctuations on the Quebec plans’ funded status and reduce the volatility in the amount of the company’s contributions.

The following table illustrates, based on the assumptions described below, the aggregate contributions the company made in 2016 and expects to make to its Canadian and U.S. pension plans for each year in the period from January 1, 2017 through December 31, 2020. Contributions shown for the years 2017 through 2020 give effect to the amendment to the Ontario funding relief regulation, as well as the company’s exit from the Quebec funding relief regulation. The amounts shown in the following table reflect pension plan deficit funding contributions only, and do not include other postretirement benefit plan payments.

	Funding Relief	SPPA & Amended Ontario Regulations

(In millions)	2016	2017	2018	2019	2020
Total pension contributions(1)	$ 162	$ 151	$ 137	$ 112	$ 121

(1)	Amounts shown include contributions for past capacity reductions of Cdn $13 million, Cdn $31 million, Cdn $21 million, Cdn $5 million, and Cdn $2 million for 2016, 2017, 2018, 2019, and 2020, respectively.

The assumptions used for the years 2017 through 2020 were as follows:

Discount rate as of November 30, 2016 on a going concern basis	5.50%
Estimated rate of return on assets	7.00%
Defined contribution plans	Same level of contributions as in 2016
Canadian dollar	US$ 0.75

Variations in the assumptions in our discount rate or rate of return on assets could cause the contribution amounts the company is required to make to its Canadian and U.S. pension plans for the period from January 1, 2017 through December 31, 2020 to vary significantly from the expected amounts included in the preceding table. A 25 basis point change in the discount rate or return on assets would increase or decrease, on average, the contributions in each of the years for the period from January 1, 2017 through December 31, 2020, by $4 million and $1 million, respectively.

Similarly, because we make our Canadian pension plan contributions in Canadian dollars, the amount of our contributions as stated in U.S. dollars can be subject to the potentially significant effect of foreign currency exchange rate variations. For example, a strengthening of the Canadian dollar against the U.S. dollar of $0.01 would increase the U.S. dollar amount of our annual pension plan contributions by approximately $1 million.

Expiration of undertakings

As indicated in Item 1.02 of this current report on Form 8-K, the Quebec undertaking will expire in accordance with its terms effective as of December 31, 2016. RFP Canada originally entered into the Quebec undertaking, and a similar undertaking with the government of Ontario (the “Ontario undertaking”), in 2010 in connection with the enactment of the Quebec and Ontario funding relief regulations. The Ontario undertaking expired in accordance with its terms in December 2015. The Quebec undertaking provided that it would remain in effect for so long as RFP Canada’s Quebec pension plans remained subject to the Quebec funding relief regulation.

The Quebec undertaking required the company to, among other things:

•	abide by the compensation plan with respect to salaries, bonuses and severance included in the company’s 2010 Companies’ Creditors Arrangement Act Plan of Reorganization and Compromise;

•	direct at least 60% of the company’s maintenance and value-creation investments that are earmarked for its Canadian pulp and paper operations to projects in Quebec;

•	maintain its head office, and the related functions that were in existence in 2010, in Quebec; and

•	make an additional solvency deficit reduction contribution to the affected plans of Cdn $75, payable over four years, for each metric ton of capacity reduced in Quebec, in the event of downtime of more than six consecutive months or nine cumulative months over a period of 18 months.

Neither the expiration of the Quebec undertaking, nor the previous expiration of the Ontario undertaking, eliminates ongoing obligations already incurred by RFP Canada under the terms of those undertakings prior to their expiration, including deficit reduction contributions for past capacity reductions, as described in this Item 8.01 under the heading “Ontario and Quebec pension funding relief regulations”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: December 19, 2016	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer